EXHIBIT 99.1

MiNK Therapeutics Reports Q1 2025 Results and Highlights Clinical & Strategic Progress

  Clinical data builds with CR in testicular cancer, enrollment in Phase 2 gastric trial, and new data in PD-1–resistant tumors
  Near-term capital transactions poised to bolster liquidity

NEW YORK, May 15, 2025 (GLOBE NEWSWIRE) -- MiNK Therapeutics, Inc. (NASDAQ: INKT), a clinical-stage biopharmaceutical company pioneering the development of allogeneic, off-the-shelf invariant natural killer T (iNKT) cell therapies, today announced its financial results for the first quarter of 2025 and provided a business update highlighting continued clinical progress and strategic developments across its iNKT platform. The company will host a conference call and webcast today at 8:30 a.m. ET.

“This quarter marks a turning point in the evolution of MiNK. Our platform is demonstrating the power of iNKT cells to transform immune responses in both cancer and inflammatory diseases,” said Jennifer Buell, Ph.D., President and Chief Executive Officer of MiNK Therapeutics. “With late-stage strategic discussions underway across oncology, immunology, and next-generation engineered cell therapies, MiNK is positioned to unlock the full value of our technology. These partnerships—alongside our clinical advances and expanded access to non-dilutive capital—will allow us to deliver off-the-shelf iNKT therapies to patients with urgency, focus, and scale.”

Key Highlights from Q1 2025

Strategic and Business Development

  Advanced discussions on distinct transactions aligned with core areas of MiNK’s platform--oncology, immune-mediated diseases, and next-generation engineered cell therapies--designed to broaden MiNK’s reach while preserving optionality and shareholder value.

Clinical Progress in Cancer, Immunity, and Inflammation

MiNK continues to expand the clinical and strategic value of its iNKT platform across solid tumors and immune-mediated diseases.

  At AACR IO and ASCO GI, MiNK presented new data showing that agenT-797, in combination with checkpoint inhibitors and chemotherapy, drives rapid tumor infiltration, CD8+ T cell activation, and immune reprogramming in PD-1–resistant gastroesophageal cancers—a population with limited therapeutic options.
  A Phase 2 trial (NCT06251973), led by Memorial Sloan Kettering Cancer Center, is actively enrolling in second-line gastric cancer.
  A peer-reviewed publication expected in the first half of 2025 will detail a complete remission in a patient with metastatic testicular cancer treated in MiNK’s Phase 1 trial with a single infusion of agenT-797—achieved without lymphodepletion, HLA matching, or toxicity. This case reinforces the differentiated potential of MiNK’s off-the-shelf iNKT platform in solid tumors that are refractory to standard treatments and immunotherapy.
  In ARDS, MiNK’s iNKT therapy continues to demonstrate survival benefit and inflammatory control, as published in Nature Communications and presented at the American Thoracic Society. The company is pursuing broader patient access through clinical trials and compassionate use programs.
  In parallel, MiNK has been selected for probable funding by NIAID to support its allogeneic iNKT program in GvHD, with a formal award expected by June 2025. This recognition adds a critical source of non-dilutive capital and external validation of MiNK’s leadership in inflammation and immune modulation.

Together, these programs represent high-value expansion opportunities across MiNK’s core verticals: solid tumors, inflammatory disease, and next-generation engineered cell therapies.

Financial Highlights

MiNK ended the quarter with a cash balance of $3.2 million. Cash used in operations for the three months ended March 31, 2025 was $1.3 million compared to $2.5 million for the same period in 2024. Net loss for the first quarter of 2025 was $2.8 million, or $0.70 per share, compared to $3.8 million, or $1.10 per share, for the first quarter of 2024.

Summary Consolidated Financial Information

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	March 31, 2025	December 31, 2024

Cash and cash equivalents	$3,235	$4,577
Total assets	4,267	5,721

Other Financial Information
(in thousands)
(unaudited)
	Three months ended March 31,
	2025	2024

Cash used in operations	$1,341	$2,542
Non-cash expenses	835	650

Condensed Consolidated Statements of Operations Data
(in thousands, except per share data)
(unaudited)

	Three months ended March 31,
	2025	2024

Operating expenses:
Research and development	$1,262	$2,550
General and administrative	1,271	1,280
Change in fair value of related party note	168

Operating loss	2,701	3,830

Other income, net	66	(17)

Net loss	$2,767	$3,813

Per common share data, basic and diluted:
Net loss	$(0.70)	$(1.10)
Weighted average number of common shares outstanding, basic and diluted	3,965	3,464

Conference Call

Dial-in numbers: 646-307-1963 (New York), 800-715-9871 (USA & Canada)

Conference ID: 9822477

Webcast

A live webcast and replay of the conference call will be accessible from the Events & Presentations page of the Company’s website at https://investor.minktherapeutics.com/events-and-presentations and via https://edge.media-server.com/mmc/p/jgzwe9ny/.

About MiNK Therapeutics

MiNK Therapeutics is a clinical-stage biopharmaceutical company pioneering the discovery, development, and commercialization of allogeneic invariant natural killer T (iNKT) cell therapies to treat cancer and other immune-mediated diseases. MiNK is advancing a pipeline of both native and next generation engineered iNKT programs, with a platform designed to facilitate scalable and reproducible manufacturing for off-the-shelf delivery. The company is headquartered in New York, NY. For more information, visit https://minktherapeutics.com or @MiNK_iNKT. Information that may be important to investors will be routinely posted on our website and social media channels.

About AgenT-797

AgenT-797 is an allogeneic invariant natural killer T (iNKT) cell therapy that harnesses the dual power of innate and adaptive immunity. iNKTs function as “master regulators,” combining the cytotoxic capabilities of NK cells with T-cell–like antigen recognition and memory. This unique biology enables a robust, pathogen-agnostic immune response that can be directed against hard-to-treat tumors.

Manufactured by MiNK Therapeutics in Lexington, MA, agenT-797 is a scalable, off-the-shelf product designed to provide accessible, transformative treatment options. In clinical trials, agenT-797 can bolster peripheral memory T-cell activation, enhance tumor infiltration, and potentially improve outcomes for patients with solid cancers (Cytryn et al. AACR IO 2024, Oncogene. 2024) and to combat inflammation in critically ill patients with severe respiratory pathology (Nature Communications. 2024).

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the therapeutic potential, anticipated benefit, plans and timelines of iNKT cells, as well as the collaboration between MiNK and Agenus. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These forward-looking statements are subject to risks and uncertainties, including the factors described under the Risk Factors section of the most recent Form 10-K, Form 10-Q and the S-1 Registration Statement filed with the SEC. MiNK cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and MiNK and Agenus with no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Investor Contact

917-362-1370

investor@minktherapeutics.com

Media Contact

781-674-4428

communications@minktherapeutics.com